Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Matinas BioPharma Holdings, Inc. on Form S-8 to be filed on or about August 29, 2014 of our report dated April 7, 2014 on our audits of the consolidated financial statements as of December 31, 2013 and 2012 and for each of the years in the two-year period ended December 31, 2013 and the period from August 11, 2011 (date of inception) to December 31, 2013, which report is included in the Special Financial Report on Form 10-K filed April 11, 2014. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

Iselin, NJ

August 29, 2014